Exhibit 4(m)
       ==== GOLDEN
    ======= AMERICAN                          GUARANTEED DEATH
=========== LIFE INSURANCE                    BENEFIT ENDORSEMENT
      ===== COMPANY

Golden American is a stock company domiciled in Delaware.
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The Contract to which this endorsement is attached is hereby amended by replacing the applicable provision with the provisions stated below as of the Contract Date. Where used in this Endorsement the term Contract shall mean Certificate when this Endorsement is attached to a Certificate. Where used in this Endorsement, Owner, shall mean Certificateowner when this Endorsement is attached to a Certificate.

The provisions of the Contract schedule dealing with death benefits are replaced with the following:

DEATH BENEFIT

The Death Benefit is the greatest of (i) , (ii) , (iii), and (iv) below, where:
  (i) the Accumulation Value less any Credits applied within [12] months of the date of death;
  (ii) the lesser of (a) and (b) less any Credits applied within [12] months of the date of death:
       (a)  the Guaranteed Death Benefit, and
       (b)  the Maximum Guaranteed Death Benefit;
  (iii) the Cash Surrender Value;
  (iv) the sum of premiums paid, reduced by Prorata Partial Withdrawal Adjustment(s) for Accumulation Value withdrawn, and
  (v) the Alternate Death Benefit less any Credits applied within [12] months of the date of death.

GUARANTEED DEATH BENEFIT

On the Contract Date, the Guaranteed Death Benefit is the initial premium plus any Credit if applicable. On subsequent Valuation
Dates, the guaranteed Death Benefit is calculated as follows:

  (1) Start with the Guaranteed Death Benefit on the prior valuation date;
  (2) Calculate interest on (1) for the current valuation period at the Guaranteed Death Benefit Interest Rate;
  (3)  Add (1) and (2);
  (4) Add to (3) any additional premiums paid (plus any Credit) during the current valuation period;
  (5)  Subtract from (4) the amount of any Special Partial
       Withdrawal Adjustments and Prorata Partial Withdrawal Adjustments for any partial withdrawals made during the current valuation period.

Transfer of Accumulation Value to or from Special Funds will apply to the Guaranteed Death Benefit in a prorata basis.

GUARANTEED DEATH BENEFIT INTEREST RATE

The Guaranteed Death Benefit Interest Rate is [7%] compounded annually, except:
  (a) For any portion of the Guaranteed Death Benefit attributable to Accumulation Value allocated to Special Funds, the Guaranteed Death Benefit Interest Rate is the lesser of: (1) [7%] (compounded annually) and (2) the interest rate, positive or negative, providing a yield on the Guaranteed Death Benefit for Special Funds equal to the net return for the current valuation period on the Accumulation Value allocated to Special Funds; and
  (b) For any valuation period ending after the contract anniversary on which the Owner attains age [80], or after the Maximum Guaranteed Death Benefit has been reached, the Guaranteed Death Benefit Interest Rate is [0%].

GA-RA-1044-4

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SPECIAL FUNDS

Where used in this Endorsement the Special Funds are [the Liquid Assets Division, the Limited Maturity Bond Division, the Fixed Allocations, and the Guaranteed Interest Division]. The Company reserves the right to classify newly available divisions as Special Funds from the date of their availability to the Owner. The Company may reclassify an existing division as a Special Fund or remove such designation. Such reclassification shall be made with 30 days notice to contract owners, and will apply to amounts transferred or otherwise added to such division after the date of change.

MAXIMUM GUARANTEED DEATH BENEFIT

The Maximum Guaranteed Death Benefit is equal to [three] times premium paid, plus [three] times any Credits, reduced by the amount of any Special and Prorata Partial Withdrawal Adjustments. Any addition due to spousal continuation will not affect the Maximum Guaranteed Death Benefit or the Guaranteed Death Benefit.

SPECIAL AND PRORATA PARTIAL WITHDRAWAL ADJUSTMENTS

For any partial withdrawal, the Death Benefit components will be reduced by Prorata or Special Partial Withdrawal Adjustments. A Prorata Partial Withdrawal Adjustment will be made unless a Special Partial Withdrawal Adjustment applies to that component for the withdrawal. Special Partial Withdrawal Adjustments are made when partial withdrawals in a contract year do not exceed [7%] of the sum of cumulative premiums, plus any credits, but only if partial withdrawals in each prior contract year did not exceed [7%] of the sum of cumulative premiums paid and any Credits prior to that year. The Special Partial Withdrawal Adjustment is equal to the amount of Accumulation Value withdrawn. Special Partial Withdrawal Adjustments are applicable only in the calculation of the Maximum Guaranteed Death Benefit and the Guaranteed Death Benefit, in all other cases including the Alternate Guaranteed Death Benefit, withdrawals are treated as Prorata Partial Withdrawal Adjustment.

The Prorata Partial Withdrawal Adjustment to a death benefit component for a partial withdrawal is equal to (1) divided by (2), multiplied by (3), where: (1) is the Accumulation Value withdrawn,
(2) is the Accumulation Value immediately prior to withdrawal, and
(3) is the amount of the applicable death benefit component immediately prior to the withdrawal.

ALTERNATE GUARANTEED DEATH BENEFIT

On the Contract Date, the Alternate Guaranteed Death Benefit is the initial premium plus any Credit if applicable. On subsequent
Valuation Dates, the Alternate Guaranteed Death Benefit is calculated as follows:

  (1) Start with the Alternate Guaranteed Death Benefit from the prior Valuation Date;
  (2) Add to (1) any additional premium paid and any Credits since the prior Valuation Date and subtract from (1) any Prorata Partial Withdrawal Adjustments for any Partial Withdrawals taken since the prior Valuation Date.
  (3) On a Valuation Date that occurs on or prior to the owner's attained age [80], which is also a Certificate Anniversary, we set the Guaranteed Death Benefit equal to the greater of (2) or the Accumulation Value as of such date.
On all other Valuation Dates, the Alternate Guaranteed Death Benefit is equal to (2).

GA-RA-1044-4

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CHANGE OF OWNER

A change of Owner from a sole owner to a sole owner (where there have never been multiple owners designated) will result in recalculation of the Death Benefit, the Guaranteed Death Benefit the Alternate Death Benefit, and the Maximum Guaranteed Death
Benefit. If the new owner's attained age at the time of the change is less than [80], the Guaranteed Death Benefit, the Alternate Death Benefit, and the Maximum Guaranteed Death Benefit in effect prior to the change will remain in effect and the Death Benefit provision shall apply. If the new owner's attained age at the time of the change is [80] or greater, but not greater than [85]:
    (a) the Guaranteed Death Benefit, the Alternative Death Benefit, and the Maximum Guaranteed Death Benefit following the change will be zero; and
    (b)  the Death Benefit will then be the greatest of:
       1)   the cash surrender value;
       2) the accumulation value, less any premium credits applied within [12] months prior to the date of death; and
       3) the sum of the premiums paid, reduced by Prorata Partial Withdrawal Adjustments for any Accumulation Value withdrawn .

If ownership change results in multiple owners of a contract or if there has ever been multiple owners, the Guaranteed Death Benefit, the Alternate Death Benefit and the Maximum Guaranteed Death Benefit shall be set to zero. If the oldest owner is age [85] or younger at the time of the change, the Death Benefit will then be the greatest of: (b) 1, (b) 2 or (b) 3 above.

If any owner's or oldest multiple owner's attained age is [86] or greater at the time of the change, the Guaranteed Death Benefit, the Alternate Death Benefit and the Maximum Guaranteed Death Benefit will be zero, and the Death Benefit will then be the cash surrender value.

When a change of owner reduces the Guaranteed Death Benefit, the Alternate Death Benefit and the Maximum Guaranteed Death Benefit to zero, there will be a reduction in the mortality and expense risk charge.

SPOUSAL CONTINUATION UPON DEATH OF OWNER

If at the Owner's death, the surviving spouse of the deceased
Owner is the beneficiary and such surviving spouse elects to continue the contract as their own pursuant to Internal Revenue
Code Section 72(s) or the equivalent provisions of U.S. Treasury Department rules for qualified plans, the following will apply:
 (a) If the greater of: A) the lesser of 1) the Guaranteed Death Benefit and 2) the Maximum Guaranteed Death Benefit, or B) the Alternate Death Benefit as of the date we receive due proof of death of the Owner, minus the Accumulation Value, also as of that date, is greater than zero we will add such difference to the Accumulation Value. Such addition will be allocated to the divisions of the Separate Account in proportion to the Accumulation Value in the Separate Account. If there is no Accumulation Value in the Separate Account, the addition will be allocated to the Liquid Assets division, or its successor.
 (b) The Guaranteed Death Benefit, the Alternate Death Benefit and the Maximum Guaranteed Death Benefit will continue to apply, with all age criteria using the surviving spouse's age as the determining age. The Guaranteed Death Benefit shall be reallocated to the Special and other funds in proportion to the Accumulation Value.
 (c) At subsequent surrender, any surrender charge applicable to premiums paid prior to the date we receive due proof of death of the Owner will be waived. Any premiums paid later will be subject to any applicable surrender charge.

This addition to Accumulation Value is available only to the spouse of the owner as of the date of death of the owner if such spouse under the provisions if this contract elects to continue the contract as their own.


GA-RA-1044-4

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DEDUCTIONS FROM THE DIVISIONS

Mortality and Expense Risk Charge - We deduct a charge from the assets in each separate account division on a daily basis at a rate of [0.005256%] (equivalent to an annual rate of [1.90%]) for mortality and expense risks. The charge is not deducted from the fixed account or general account accumulation values.

All other provisions of the Contract to which this Endorsement is attached remains unchanged.





        /s/Barnett Chernow
Signed: --------------------
           Barnett Chernow










GA-RA-1044-4